Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2019 Results

Second Quarter Includes Acquisition-Related Expenses and Company Updates Full Year Guidance

SANTA CLARA, CA – January 3, 2019 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions with two operating businesses, Landec Natural Foods (LNF) and Lifecore Biomedical, Inc. reported results for the fiscal 2019 second quarter and first six months ended November 25, 2018.

“We continue to make progress toward our long-term strategic plan of driving growth and profitability through innovation within our contract development and manufacturing organization (CDMO) business at Lifecore and within our LNF business, which includes Eat Smart® packaged fresh vegetables and salad kits and our emerging natural food brands - O Olive & Vinegar®, Now Planting®, and our newly acquired Yucatan® and Cabo Fresh® brands,” stated Molly Hemmeter, Landec’s President and CEO.

“Through the first seven months of fiscal 2019 we have made significant strides in both of our operating businesses. At LNF, we launched the Now Planting brand, with a line of pure-plant soups targeted for the plant-based consumer. We also completed the acquisition of Yucatan Foods and entered the high growth guacamole category. This acquisition accelerates the transformation of LNF from a packaged fresh vegetables business to a branded, natural foods business by providing our emerging natural brand portfolio with critical mass. As the emerging brands scale, they are expected to contribute gross margins over 30% compared to a 10% to 12% gross margin for our packaged fresh vegetables business. Lifecore, the Company’s specialty CDMO focused on sterile injectable products, delivered another quarter of strong revenue growth. Landec’s recent investments in additional aseptic filling capacity position Lifecore for continued growth.

“For the second quarter of fiscal 2019 our consolidated revenues were $124.9 million, consistent with the low end of our revenue guidance for the quarter. The earnings per share was below guidance because of acquisition-related costs but in line with earnings per share guidance at breakeven excluding acquisition-related costs,” continued Hemmeter.

Lifecore

“Lifecore’s second quarter results were consistent with plan, generating revenues of $15.4 million and a gross profit of $5.7 million. Revenues increased 9% and 7% in the second quarter and first half of fiscal 2019, respectively, compared to the same periods last year. Gross profit increased 9% during the second quarter compared to the second quarter of last year and decreased 1% during the first six months of fiscal 2019 compared to the same period last year. The decrease for the first six months of fiscal 2019 was primarily a result of a shift in product mix during the first quarter of fiscal 2019. Lifecore is on pace to meet its original fiscal 2019 revenue growth expectations of approximately 14% to 16% while maintaining its historical gross margin of 41% to 44%. The current revenue growth forecast is slightly lower than the 16% to 17% we previously provided as a result of the timing of certain shipments that were previously projected to occur in the second half of fiscal 2019, now projected to occur in the first quarter of fiscal 2020.

“The installation of Lifecore’s new $16 million multi-purpose filling line was completed during the first quarter of fiscal 2019 and validation began during the second quarter with commercial production projected to begin in fiscal 2020. The new line will further enhance Lifecore’s growth strategy as a CDMO, which is specifically designed to align Lifecore’s capabilities with the growing needs and market expectations of its partners. This investment provides Lifecore with the capacity to fill commercial quantities of drug products in vials, which is incremental to the existing capacity to fill syringes, and which expands the breadth of products and markets that Lifecore will be able to address. Although the new line will be primarily utilized to fill vials, it is a dual function line that can be used to fill both vials and syringes, which provides significant versatility and increased capacity utilization. At full capacity, the new dual filling line has the potential to generate $40 million to $50 million of new incremental product revenues annually. Revenues and net income contribution will vary due to the product mix manufactured on the new line during any given year,” stated Hemmeter.

Natural Foods

“Within our food business, we are transforming our traditional Apio packaged fresh vegetables business into a branded natural foods company focused on plant-based foods with 100% clean ingredients. The recent acquisition of Yucatan Foods, announced on December 3, 2018, accelerates this transformation. Not only will Yucatan Foods deliver incremental revenues starting in fiscal 2019 and incremental profits starting in fiscal 2020, but we also expect revenues from avocado products to grow by low double digits in fiscal 2020 compared to the revenues for the trailing twelve months due to leveraging the experience of our LNF sales team within produce and from the tailwinds in the guacamole category which is currently growing annually at 20% in the U.S. With the addition of Yucatan Foods, the LNF emerging natural food brands on a proforma basis are projected to comprise 13-15% of LNF revenues in fiscal 2019 (approximately $70-75 million in annual revenue had we owned Yucatan Foods for all of fiscal 2019), with Eat Smart packaged fresh vegetables and salad kits representing the largest portion of the natural food business. As they scale over time, the emerging brands, which are subject to much lower sourcing and cost volatility than our Eat Smart vegetables business, are expected to contribute a greater percentage of total profitability with gross margin growing to over 30%.

“Our Natural Foods business has a unique combination of capabilities that makes it truly differentiated in the market, with proven internal innovation capabilities, a refrigerated supply chain and a direct sales force with proven experience throughout the fresh perimeter of the store. We are uniquely positioned to deliver on-trend, fresh and plant-based solutions to consumers,” commented Hemmeter.

“As we continue to launch innovative plant-based products, we are also focused on aggressively reducing costs in our LNF business. The entire food industry is facing considerable headwinds due to weather volatility and increasing costs in labor, freight and packaging. Recent tariffs have also significantly increased the costs of select raw materials in our food business. We have engaged the Hackett Group, a third-party consulting firm with considerable experience in the produce industry, to identify cost reductions in our food operations above and beyond the cost savings that have already been identified by the Landec team to offset these increasing costs. The Landec operations team is working diligently with the Hackett Group to identify, quantify and implement cost savings initiatives and from their collective efforts we expect to realize a positive net impact beginning during the fourth quarter of fiscal 2019 and a full year net impact in fiscal 2020 and beyond.

“In our LNF business, fiscal 2019 second quarter revenues were $109.5 million and first half revenues were $221.5 million, an increase of 1% and 5%, respectively, compared to the same periods last year. Revenues in our green bean business for both the second quarter and first half of fiscal 2019 were negatively impacted by the hurricanes that hit the Southeast and Texas during September and October of 2018. In addition, as previously disclosed, our salad kit sales were lower than originally expected during the second quarter of fiscal 2019 due to private label initiatives in the Mass channel and a reduction in the number of salad rotations this fiscal year in the Club channel. Gross profit in our Natural Foods business was $10.9 million in the second quarter, $1.2 million higher than the second quarter of last year, due primarily to more favorable produce sourcing, except for green beans, partially offset by increased labor, freight and packaging costs in our packaged fresh vegetable business,” said Hemmeter.

Second Quarter 2019 Results Compared to Second Quarter of 2018 from Continuing Operations

●	Revenues increased 2% to $124.9 million
●	Gross profit increased 11% to $16.6 million
●	Gross profit margin increased 110 basis points to 13.3%
●	Net income decreased to a $0.02 loss due to acquisition-related expenses

Revenues in the second quarter of fiscal 2019 increased 2% to $124.9 million compared to $122.5 million in the year-ago quarter. The increase was primarily due to a $1.3 million or 9% increase in revenues at Lifecore and from a $1.1 million or 1% increase in LNF revenues.

The Company recorded a net loss of $584,000, or a $0.02 loss per share, in the second quarter of fiscal 2019 compared to net income from continuing operations of $414,000, or $0.02 per share, in the year-ago quarter. The decrease was a result of (1) $807,000 of acquisition-related expenses, (2) a $776,000 increase in operating expenses primarily due to the launch of Now Planting soups during the second quarter of fiscal 2019, (3) a $600,000 increase in the fair market value of the Company’s Windset investment during the second quarter of fiscal 2019 compared to a $1.3 million increase in the year-ago quarter, and (4) a $266,000 increase in interest expense. These decreases in net income were partially offset by a $1.7 million increase in gross profit resulting from a $1.2 million increase at LNF and a $461,000 increase at Lifecore.

Fiscal Six Months 2019 Results

Revenues in the first six months of fiscal 2019 increased 5% to $249.6 million from $238.2 million in the same period last year. The increase was primarily due to a $9.6 million or 5% increase in revenues at LNF and a $1.8 million or 7% increase in Lifecore revenues.

The Company recorded a net loss of $395,000, or a $0.01 loss per share, during the first six months of fiscal 2019 compared to net income from continuing operations of $2.8 million, or $0.10 per share, in the same period last year. The decrease was a result of (1) a $1.8 million decrease in operating income at LNF, before acquisition-related expenses, due to a $699,000 decrease in gross profit from increased labor, packaging and freight costs and from a $1.1 million increase in operating expenses due primarily from consulting and other expenses associated with our cost-out initiatives and from expenses surrounding the launch of Now Planting, (2) $807,000 of acquisition-related expenses, (3) a $1.6 million increase in the fair market value of the Company’s Windset investment during the first half of fiscal 2019 compared to a $2.2 million increase in the first half of last year, and (4) a $620,000 increase in interest expense. These decreases in net income were partially offset by a $1.1 million decrease in income tax expenses.

Management Comments and Updated Guidance for Fiscal 2019

“We now expect consolidated revenues to grow 6% to 8% in fiscal 2019 compared to fiscal 2018 as a result of the projected revenues from Yucatan during the second half of fiscal 2019. The additional Yucatan revenues will be partially offset by the effects of the hurricanes during the second quarter and by the previously disclosed lower than expected growth of salads this fiscal year. For fiscal 2019, compared to fiscal 2018, we expect Lifecore to grow 14% to 16% and LNF to grow of 5% to 7%,” stated Greg Skinner, Landec’s Vice President of Finance and CFO. “We now expect consolidated earnings per share to be $0.25 to $0.29 after accounting for the projected loss, estimated at $0.15 to $0.16 per share, from the acquisition of Yucatan as a result of (1) acquisition-related costs, (2) interest on new debt, (3) lower gross profit on acquired inventory, and (4) integration-related expenses, coupled with the change in the fair market value of our Windset investment now forecasted to be $2.5 million which is $1.5 million lower than originally projected. In addition, we are currently forecasting fiscal 2019 consolidated cash flows from operations of $26 million to $30 million and capital expenditures of $40 million to $45 million, after spending $18 million during the first six months of fiscal 2019.

“For the third quarter of fiscal 2019, we expect revenues to be in the range of $156 million to $159 million and net income to be $0.03 to $0.04 per share. The net income guidance for the third quarter reflects acquisition-related costs, additional interest expense, lower gross profit on acquired inventory from the Yucatan acquisition and integration-related expenses,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Friday, January 4, 2019

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Friday, January 11, 2019 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code 5465498.

About Landec Corporation

Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses, Landec Natural Foods (LNF) and Lifecore Biomedical, Inc. LNF is focused on innovating and distributing fresh, plant-based foods with 100% clean ingredients through grocery, mass market and foodservice channels. LNF is able to maximize product freshness for consumers throughout North America with its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. LNF brands include Eat Smart® fresh packaged salads and vegetables, O Olive Oils & Vinegars®, Now Planting® pure-plant meal solutions and Yucatan® and Cabo Fresh® guacamole and avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Landec Natural Foods business, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2018 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 25, 2018	May 27, 2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,514	$2,899
Accounts receivable, net	53,420	53,877
Inventories, net	31,628	31,819
Prepaid expenses and other current assets	5,904	7,958
Other current assets, discontinued operations	—	510
Total Current Assets	92,466	97,063

Investment in non-public company	68,100	66,500
Property and equipment, net	170,517	159,624
Intangible assets, net	75,876	76,352
Other assets	4,695	5,164
Total Assets	$411,654	$404,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$31,719	$34,668
Accrued compensation	6,824	9,978
Other accrued liabilities	9,922	8,706
Deferred revenue	1,717	2,625
Line of credit	42,000	27,000
Current portion of long-term debt	4,940	4,940
Other current liabilities, discontinued operations	—	458
Total Current Liabilities	97,122	88,375

Long-term debt, less current portion	34,889	37,360
Capital lease obligation, less current portion	3,589	3,641
Deferred taxes	17,707	17,485
Other non-current liabilities	4,774	5,280

Stockholders' Equity
Common stock	28	28
Additional paid-in capital	143,506	142,087
Accumulated other comprehensive income	1,135	1,148
Retained earnings	108,904	109,299
Total Stockholders’ Equity	253,573	252,562
Total Liabilities and Stockholders’ Equity	$411,654	$404,703

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 25, 2018	November 26, 2017	November 25, 2018	November 26, 2017
Product Sales	$124,912	$122,461	$249,580	$238,242

Cost of product sales	108,319	107,540	216,650	204,519

Gross profit	16,593	14,921	32,930	33,723

Operating costs and expenses:
Research and development	2,533	3,372	5,366	6,091
Selling, general and administrative	13,859	12,244	27,810	25,602
Acquisition-related costs	807	—	807	—
Total operating costs and expenses	17,199	15,616	33,983	31,693
Operating (loss) income	(606)	(695)	(1,053)	2,030

Dividend income	412	412	825	825
Interest income	33	42	79	73
Interest expense	(746)	(480)	(1,504)	(884)
Other income	600	1,300	1,600	2,200
Net (loss) income from continuing operations before taxes	(307)	579	(53)	4,244
Income taxes expense	(277)	(165)	(342)	(1,475)
Net (loss) income from continuing operations	(584)	414	(395)	2,769

Discontinued operations:
Income (loss) from discontinued operations	—	141	—	(62)
Income tax (expense) benefit	—	(42)	—	18
Income (loss) from discontinued operations	—	99	—	(44)
Net (loss) income	(584)	513	(395)	2,725
Non-controlling interest expense	—	(26)	—	(92)
Net (loss) income available to common stockholders	$(584)	$487	$(395)	$2,633

Diluted net (loss) income per share from continuing operations	$(0.02)	$0.02	$(0.01)	$0.10
Diluted net (loss) income per share from discontinued operations	$—	$—	$—	$—
Diluted net (loss) income per share	$(0.02)	$0.02	$(0.01)	$0.10

Shares used in diluted per share computations	27,764	27,875	27,751	27,866

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 25, 2018

QUESTIONS & ANSWERS

1)	Can you remind us of the headwinds and tailwinds impacting fiscal 2019?

Headwinds:

a.	Labor, freight and packaging costs continue to increase.
b.	Abnormal weather conditions continue to add volatility to our food business.
c.	The vegetable tray category is declining.
d.	The shifting landscape in U.S. retail to more private label products from branded products.

Tailwinds:

a.

The trend for pharmaceutical and biotech companies to outsource product development and aseptic filling to CDMOs and the need for a CDMO which specializes in difficult-to-handle materials are both growing.

b.	The North America healthy eating trend continues as packaged salad kit, core vegetable and green bean categories continue to grow.
c.	The rapidly growing consumer segments for plant-based, 100% clean and natural products are looking for solutions.

2)	What is the status of the cost-out initiative in your LNF business?

The cost-out initiative is going very well. Hackett, along with our dedicated internal teams, have identified numerous cost-out projects, with the initial projects beginning during the second quarter of fiscal 2019 and new projects being added throughout fiscal 2019. We expect to start realizing a net positive impact from these cost-out initiatives during the fourth quarter of fiscal 2019.

3)	What were Apio’s market share numbers at end of the second quarter of fiscal 2019?

For the 52-weeks ended October 27, 2018, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $4.1 billion (in consumer retail dollars), including retail and club stores. Of this market, Apio’s overall market share per Nielsen was approximately 14% while Apio’s Eat Smart multi-serve salad kits had a market share of approximately 13%.  In the retail market, excluding Costco, at October 27, 2018 our Eat Smart multi-serve salad kits in Canada had a 38% market share and an 85% ACV and in the U.S. achieved a 6.4% market share and a 48% ACV. Our goal is to continue to grow the Eat Smart market share and ACV in the U.S. and Canada for all our multi-serve salad kit products, as well as our newly launched single-serve salad kit products.

4)	Can you give us an update on your Windset investment?

Over the last couple of years, Windset has completed a 10-acre facility that uses a new type of greenhouse structure for growing strawberries on a small commercial scale and a new 30-acre glass greenhouse which has been fully planted with peppers and has purchased approximately 200 acres of land, with an option to buy another 100 acres, adjacent to its currently owned greenhouses in Santa Maria. Windset is in the early planning stages of further expansion in California and/or Nevada with construction estimated to begin in 2020.

We are currently estimating that the change in the fair market value of our Windset investment during fiscal 2019 will be approximately $2.5 million.

5)	How is the launch of Now Planting soups going?

We initially began shipping Now Planting soups in October 2018 to Publix in the U.S. and Loblaws in Canada. We are working closely with these two strategic customers in a market test to optimize product placement, pricing and promotional plans, to maximize consumer adoption. We expect the work in these initial test stores will continue through the remainder of fiscal 2019.

6)	What is the Company’s current total debt and leverage ratio after borrowing $60 million for the Yucatan acquisition?

The Company currently has approximately $145 million of debt which translates into a debt to equity ratio of approximately 0.57 and debt to tangible assets ratio of 0.43. Our leverage ratio at the close was approximately 3.7, our covenant is 4.5 or less which means we had borrowing capacity in excess of $30 million. The third and fourth quarters of our fiscal year is when we generate a large majority of our cash flow from operations and therefore we expect our leverage ratio to decrease and our borrowing capacity to increase by fiscal 2019 year end. Our covenant stays at 4.5 until December 2019 and then drops to 4.0 and stays at that level until December 2020.

7)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Working with the Hackett Group to identify, quantify and implement cost saving initiatives in our LNF business.
b)	Integrating the Yucatan team and operations into our LNF business.
c)	Investing in our three growth platforms: 1) Lifecore, 2) Eat Smart salads, and 3) LNF emerging natural food brands.

8)	How do the results by line of business for the three and six months ended November 25, 2018 compare with the same periods last year?

 The results are as follows (unaudited and in thousands):

	Three Months Ended		Six Months Ended
	November 25, 2018	November 26, 2017	November 25, 2018	November 26, 2017
Revenues:
Natural Foods (a)	$109,466	$108,348	$221,517	$211,965
Lifecore	15,446	14,113	28,063	26,277
Total Revenues	124,912	122,461	249,580	238,242

Gross Profit:
Natural Foods	10,915	9,704	24,285	24,984
Lifecore	5,678	5,217	8,645	8,739
Total Gross Profit	16,593	14,921	32,930	33,723

Research and Development:
Natural Foods	1,175	1,488	2,532	2,505
Lifecore	1,225	1,334	2,430	2,702
Other (b)	133	550	404	884
Total R&D	2,533	3,372	5,366	6,091

Selling, General and Administrative:
Natural Foods	9,558	8,158	18,615	16,692
Lifecore	1,647	1,428	3,245	2,943
Other	3,461	2,658	6,757	5,967
Total SG&A	14,666	12,244	28,617	25,602

Operating (Loss) Income before Allocation of Corporate Expenses
Natural Foods	182	58	3,138	5,787
Lifecore	2,806	2,455	2,970	3,094
Other	(3,594)	(3,208)	(7,161)	(6,851)
Total Operating (Loss) Income before Allocation of Corporate Expenses	(606)	(695)	(1,053)	2,030

Corporate Expenses Allocation:
Natural Foods	(1,416)	(2,284)	(2,799)	(4,569)
Lifecore	(1,075)	(821)	(1,969)	(1,642)
Other	2,491	3,105	4,768	6,211

Operating (Loss) Income after Allocations of Corporate Expenses:
Natural Foods	(1,234)	(2,226)	339	1,218
Lifecore	1,731	1,634	1,001	1,452
Other	(1,103)	(103)	(2,393)	(640)
Total Operating (Loss) Income after Allocations of Corporate Expenses	(606)	(695)	(1,053)	2,030

Non-Operating Income (Expense) (c):
Natural Foods	816	1,791	1,010	1,948
Lifecore	(433)	(374)	(250)	(347)
Other	(361)	(308)	(102)	(862)
Total Non-Operating Income	22	1,109	658	739

Net (Loss) Income from Continuing Operations:
Natural Foods	(418)	(435)	1,349	3,166
Lifecore	1,298	1,260	751	1,105
Other	(1,464)	(411)	(2,495)	(1,502)
Net (Loss) Income from Continuing Operations	$(584)	$414	$(395)	$2,769

(a) Natural Foods includes Apio Eat Smart, Apio Packaging, O and Now Planting.

(b) Included in Other are Corporate expenses and acquisition-related expenses.

(c) Non-Operating income (expense) includes: Windset dividends and FMV change, net interest expense and income taxes.